Exhibit 97.1

AYTU BIOPHARMA, INC.

CLAWBACK POLICY

EFFECTIVE December 1, 2023

1.

Purpose. The purpose of this Aytu BioPharma Inc. (the “Company”) Clawback Policy (this “Policy”) is to enable the Company to recover Erroneously Awarded Compensation from Covered Executive Officers in the event that the Company is required to prepare an Accounting Restatement. This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and the listing standards of the national securities exchange on which the Company’s securities are listed (the “Listing Standards”). Unless otherwise defined in this Policy, capitalized terms shall have the meaning ascribed to such terms in Section 2.

2.	Definitions. As used in this Policy, the following capitalized terms shall have the meanings set forth below.

a.

“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or to correct an error that is not material to the previously issued financial statements, but that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

b.

“Accounting Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if the Board’s action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement and (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

c.

“Applicable Period” means, with respect to any Accounting Restatement, the three completed fiscal years immediately preceding the Accounting Restatement Date, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year).

d.	“Board” means the board of directors of the Company.

e.

“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code or regulation thereunder includes such section or regulation, any valid regulation or other official guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

f.

“Covered Executive Officer” means an individual who is currently or previously was identified by the Company as an “Officer” pursuant to Rule 16a 1(f) of the Exchange Act. Covered Executive Officers will include at minimum the executive officers identified by the Company pursuant to Item 401(b) of Regulation S-K of the Exchange Act.

g.

“Erroneously Awarded Compensation” means, in the event of an Accounting Restatement, the amount of Incentive-Based Compensation previously received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts in such Accounting Restatement, and must be computed without regard to any taxes paid by the relevant Covered Executive Officer; provided, however, that for Incentive-Based Compensation based on stock price or total stockholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount of Erroneously Awarded Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return upon which the Incentive-Based Compensation was received and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the securities exchange on which the Company’s securities are listed.

h.

“Financial Reporting Measure” means any measure that is determined and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) used in preparing the Company’s financial statements (including non-GAAP financial measures) and any measures derived wholly or in part from such financial measures. Financial Reporting Measures include stock price and total shareholder return. A Financial Reporting Measure is not required to be presented within the Company’s financial statements or included in a filing with the U.S. Securities and Exchange Commission to qualify as a “Financial Reporting Measure.”

i.

“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is deemed “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period. For avoidance of doubt, Incentive-Based Compensation that is deferred (either mandatorily or voluntarily) under the Company’s qualified and non-qualified deferred compensation plans, as well as any matching amounts and earnings thereon, are subject to this Policy. Incentive-Based Compensation does not include awards which are granted, earned and vested without regard to attainment of financial reporting measures, such as time-vesting awards, discretionary awards and awards based wholly on subjective standards, strategic measures or operational measures.

3.

Administration. This Policy shall be administered by the Board, or, if so designated by the Board, the Compensation Committee of the Board (the “Compensation Committee”), the Audit Committee of the Board (the “Audit Committee”) or a special committee comprised of members of the Compensation Committee or the Audit Committee. For purposes of this Policy, the body charged with administering this Policy shall be referred to herein as the “Administrator.” The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy, in each case, to the extent permitted under the Listing Standards and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code. All determinations and decisions made by the Administrator pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company, its affiliates, its stockholders and Covered Executive Officers, and need not be uniform with respect to each person covered by this Policy.

In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board or such other committees of the Board as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation at applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee). Any action or inaction by the Administrator with respect to a Covered Executive Officer under this Policy in no way limits the Administrator’s decision to act or not to act with respect to any other Covered Executive Officer under this Policy or under any similar policy, agreement or arrangement, nor shall any such action or inaction serve as a waiver of any rights the Company may have against any Covered Executive Officer other than as set forth in this Policy.

4.

Application of this Policy. This Policy applies to all Incentive-Based Compensation received by a person: (a) after beginning service as a Covered Executive Officer; (b) who served as a Covered Executive Officer at any time during the performance period for such Incentive-Based Compensation; (c) while the Company had a listed class of securities on a national securities exchange; and (d) during the Applicable Period. For the avoidance of doubt, Incentive-Based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered received when the relevant Financial Reporting Measure is achieved, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition.

5.

Recovery of Erroneously Awarded Compensation. In the event of an Accounting Restatement, the Administrator will determine, in its sole discretion, the method(s) for recovering reasonably promptly Erroneously Awarded Compensation, in amounts determined pursuant to this Policy. The Board’s obligation to recover Erroneously Awarded Compensation is not dependent on the filing of restated financial statements. Recovery under this Policy with respect to a Covered Executive Officer shall not require the finding of any misconduct by such Covered Executive Officer or such Covered Executive Officer being found responsible for the accounting error leading to an Accounting Restatement. In the event of an Accounting Restatement, the method for recouping Erroneously Awarded Compensation shall be determined by the Administrator in its sole and absolute discretion, in a manner consistent with the requirements of the Exchange Act, the Listing Standards, and Section 409A of the Code.

Recovery may include, without limitation, (i) reimbursement of all or a portion of any incentive compensation award, (ii) cancellation of incentive compensation awards, (iii) forfeiture of any Incentive-Based Compensation made under the Company’s deferred compensation plans, (iv) offsetting the recovered amount from any compensation or Incentive-Based Compensation that the Covered Executive Officer may earn or be awarded in the future, or (v) any other method authorized by applicable law or contract as determined by the Administrator.

The Company is authorized and directed pursuant to this Policy to recover Erroneously Awarded Compensation in compliance with this Policy unless the Compensation Committee has determined that recovery would be impracticable, in accordance with Rule 10D 1 of the Exchange Act and the Listing Standards.

6.

Prohibition on Indemnification and Insurance Reimbursement. The Company is prohibited from indemnifying any Covered Executive Officer against the loss of any Erroneously Awarded Compensation. Further, the Company is prohibited from paying or reimbursing a Covered Executive Officer for the cost of purchasing insurance to cover any such loss. The Company is also prohibited from entering into any agreement or arrangement whereby this Policy would not apply or fail to be enforced against a Covered Executive Officer.

7.

Required Policy-Related Disclosure and Filings. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including disclosures required by U.S. Securities and Exchange Commission filings. A copy of this Policy and any amendments hereto shall be posted on the Company’s website and filed as an exhibit to the Company’s annual report on Form 10-K.

8.

Acknowledgement. Each Covered Executive Officer shall sign and return to the Company within thirty (30) calendar days following the later of (i) the effective date of this Policy set forth below or (ii) the date such individual becomes a Covered Executive Officer, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Covered Executive Officer agrees to be bound by, and to comply with, the terms and conditions of this Policy.

9.

Amendment; Termination. The Board may amend this Policy from time to time in its sole and absolute discretion and shall amend this Policy as it deems necessary to reflect the Listing Standards or to comply with (or maintain an exemption from the application of) Section 409A of the Code. The Board may terminate this Policy at any time; provided, that the termination of this Policy would not cause the Company to violate any federal securities laws, or rules promulgated by the U.S. Securities and Exchange Commission or the Listing Standards.

10.

Other Recovery Obligations; General Rights. The Board intends that this Policy shall be applied to the fullest extent of the law. To the extent that the application of this Policy would provide for recovery of Incentive-Based Compensation that the Company already recovered pursuant to Section 304 of the Sarbanes-Oxley Act or other recovery obligations, any such amount recovered from a Covered Executive Officer will be credited to any recovery required under this Policy in respect of such Covered Executive Officer.

11.

Effective Date. This Policy shall be effective as of December 1, 2023. The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Covered Executive Officers on or after October 2, 2023, even if such Incentive-Based Compensation was approved, awarded or granted to Covered Executive Officers prior to such date.

This Policy shall not limit the rights of the Company to take any other actions or pursue other remedies that the Company may deem appropriate under the circumstances and under applicable law, in each case, to the extent permitted under the Listing Standards and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code.

This Policy is binding and enforceable against all Covered Executive Officers and their beneficiaries, heirs, executors, administrators, or other legal representatives.

EXHIBIT A

AYTU BIOPHARMA, INC.

CLAWBACK POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Aytu BioPharma, Inc. (the “Company”) Clawback Policy (the “Policy”).

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment or service with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

EXECUTIVE OFFICER

Signature

Print Name

Date